EXHIBIT 99.1

Piedmont Office Realty Trust Reports Second Quarter 2017 Results
ATLANTA, August 2, 2017 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties in select sub-markets located primarily within eight major Eastern U.S. office markets, today announced its results for the quarter ended June 30, 2017.

Highlights for the Three Months Ended June 30, 2017:

•	Reported Net Income Applicable to Common Stockholders of $0.16 per diluted share;

•	Achieved Core Funds From Operations ("Core FFO") of $0.46 per diluted share as compared with $0.40 for the quarter ended June 30, 2016;

•	Reported a 9.2% increase in Same Store NOI- Cash Basis;

•	Completed approximately 362,000 square feet of leasing during the second quarter, of which over half related to new leases;

•	Sold Sarasota Commerce Center II for $23.5 million, marking the Company's exit from the Sarasota, FL market; and

•	Entered into a binding contract to sell 8560 Upland Drive, the Company's last asset located in the Denver, CO market.

•
Additionally, subsequent to quarter end, Piedmont successfully completed the sale of Two Independence Square, an approximately 606,000 square foot office building located in Washington, D.C., for approximately $360 million, or $593 per square foot.

Donald A. Miller, CFA, President and Chief Executive Officer, commented, "We delivered solid financial results this quarter, and just after quarter end we closed on the sale of Two Independence Square which was an important disposition for the Company. It was our largest non-strategic asset in Washington, D.C. and the sale captured significant value for our stockholders. Although leasing has been sluggish in the first half of 2017, our forward leasing pipeline provides optimism headed into the second half of the year.”

Results for the Quarter ended June 30, 2017

Piedmont recognized net income applicable to common stockholders for the three months ended June 30, 2017 of $23.7 million, or $0.16 per diluted share, as compared with $72.3 million, or $0.50 per diluted share, for the three months ended June 30, 2016. The prior quarter included approximately $73.8 million, or $0.51 per diluted share attributable to gains on sales of real estate assets, whereas the current quarter included approximately $6.5 million, or $0.04 of such gains.

Funds From Operations ("FFO"), which removes the impact of the gains on sales mentioned above, as well as depreciation and amortization, and Core FFO, which further removes the impact of acquisition expenses, were both $0.46 per diluted share for the three months ended June 30, 2017, as compared with

$0.40 per diluted share for the three months ended June 30, 2016, with the increase primarily due to new leases commencing and net acquisition transactional activity over the last twelve months.

Revenues and property operating costs for the three months ended June 30, 2017 also increased due to net transactional activity and new leases commencing over the last twelve months. Revenues and property operating costs for the three months ended June 30, 2017 were $148.7 million and $55.8 million, respectively, compared to $135.3 million and $52.3 million, respectively, for the same period a year ago.

General and administrative expense was $8.0 million for the three months ended June 30, 2017, compared to $8.3 million for the same period in 2016, primarily as a result of decreased accruals for potential stock-based compensation expense during the current period. Interest expense increased $2.0 million for the three months ended June 30, 2017, as compared to the three months ended June 30, 2016, primarily due to a net increase in the average debt outstanding during the current quarter.

Leasing Update

The Company's leasing volume for the quarter ended June 30, 2017 totaled approximately 362,000 square feet, with approximately half of that volume related to new leases. Our most productive market during the second quarter was Dallas, TX where we completed almost 100,000 square feet of leases highlighted by the following:

•	Caris Life Sciences, LLC signed a 27,000 square foot, 10+ year new lease at 750 West John Carpenter Freeway;

•	Covey Park Energy signed a 19,000 square foot, 5-year lease expansion and short-term extension at One Lincoln Park; and

•	Veterans United Home Loans executed an almost 19,000 square foot, 5+ year lease renewal and expansion at Las Colinas Corporate Center II.

Other leasing highlights for the second quarter of 2017 included: NAI Brannen Goddard completed a 28,000 square foot, 5-year lease renewal at Glenridge Highlands One in Atlanta, GA; The General Services Administration (GSA) signed a 21,000 square foot, 5-year lease renewal at 400 Virginia Avenue in Washington, D.C; and R-T Specialty, LLC signed an 11,000 square foot, 11+ year lease expansion at 500 West Monroe Street in Chicago, IL.

The Company's leased percentage was 91.0%, and weighted average lease term was approximately 6.7 years as of June 30, 2017, both comparable with the first quarter of 2017. Same Store NOI increased 9.2% and 7.9% on a cash and accrual basis, respectively, compared to the second quarter of the prior year, primarily reflecting expiration of abatement periods and the commencement of leases over the last twelve months. Details outlining Piedmont's significant upcoming lease expirations, the status of current leasing activity, and a schedule of significant near-term abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional Activity

During the second quarter, Piedmont disposed of Sarasota Commerce Center II for $23.5 million, or $158 per square foot, marking Piedmont's exit from the Sarasota, FL office market, and entered into a binding contract to sell 8560 Upland Drive, Piedmont's last asset in the Denver, CO market and last asset held through an unconsolidated joint venture. The Upland Drive sale subsequently closed on July 27, 2017.

Additionally, subsequent to quarter end, the Company successfully completed the sale of one of its largest non-strategic properties, Two Independence Square, located at 300 E Street, S.W. in Washington D.C for approximately $360 million, or $593 per square foot. The 606,000 square foot, 9-story, office building is 100% leased and has served as the headquarters for the National Aeronautics and Space Administration (NASA) since its construction. Subsequent to quarter end, net sales proceeds were used to pay off the balance outstanding on the Company's $500 million line of credit and a $140 million maturing mortgage.

Third Quarter 2017 Dividend Declaration

On August 1, 2017, the board of directors of Piedmont declared dividends for the third quarter of 2017 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on August 25, 2017, payable on September 15, 2017.

Guidance for 2017

Based on the consummation of the sale of Two Independence Square and management's expectations for the remainder of the year, the Company is narrowing its previously issued guidance for full-year 2017 as follows:

(in millions, except per share data)	Low		High
Net Income	$172	-	$178
Add:
Depreciation	121		126
Amortization	73		78
Less: Gain on Sale of Real Estate Assets	(115)	-	(123)
NAREIT FFO and Core FFO applicable to Common Stock	251		259
NAREIT FFO and Core FFO per diluted share	$1.72	-	$1.78

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates based on a variety of factors, including major acquisitions and dispositions, as well as those factors discussed under "Forward Looking Statements" below.

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended June 30, 2017 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash basis), Property NOI (cash basis) and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.

Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may affect its operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, August 3, 2017 at 10:00 A.M. Eastern daylight time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201) 689-8565 for international participants. A replay of the conference call will be available through 10 A.M. EDT on August 17, 2017, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 16154. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review second quarter 2017 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended June 30, 2017 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties in select submarkets located primarily within eight major U.S. office markets. Its geographically-diversified, over $5 billion portfolio is comprised of approximately 20 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as

"may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's optimism regarding it's leasing pipeline and whether the pipeline will result in increased leasing volume during the second half of the year and the Company's estimated range of Net Income, Depreciation, Amortization, Gain on Sale of Real Estate Assets, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2017.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: Economic, regulatory, and/or socio-economic changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and the specific markets in which we operate, particularly in Washington, D.C., the New York metropolitan area, and Chicago where we have high concentrations of our Annualized Lease Revenue; lease terminations or lease defaults, particularly by one of our large lead tenants; the effect on us of adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition of properties, many of which risks and uncertainties may not be known at the time of acquisition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; any change in the financial condition of any of our large lead tenants; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 (the “Code”); the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2016.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
	June 30, 2017	December 31, 2016
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$614,934	$617,138
Buildings and improvements	3,639,291	3,610,360
Buildings and improvements, accumulated depreciation	(896,964)	(856,254)
Intangible lease assets	179,540	208,847
Intangible lease assets, accumulated amortization	(94,551)	(109,152)
Construction in progress	15,651	34,814
Real estate assets held for sale, gross	314,258	314,258
Real estate assets held for sale, accumulated depreciation and amortization	(89,187)	(88,319)
Total real estate assets	3,682,972	3,731,692
Investments in and amounts due from unconsolidated joint ventures	7,762	7,360
Cash and cash equivalents	9,596	6,992
Tenant receivables, net of allowance for doubtful accounts	24,269	26,494
Straight line rent receivables	177,463	163,789
Restricted cash and escrows	1,290	1,212
Prepaid expenses and other assets	29,454	23,201
Goodwill	98,918	98,918
Deferred lease costs, less accumulated amortization	278,366	298,695
Other assets held for sale, net	10,222	9,815
Total assets	$4,320,312	$4,368,168
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,720,986	$1,687,731
Secured debt, net of premiums and unamortized debt issuance costs	332,196	332,744
Accounts payable, accrued expenses, dividends payable, and accrued capital expenditures	111,011	165,410
Deferred income	27,416	28,406
Intangible lease liabilities, less accumulated amortization	43,328	48,005
Interest rate swaps	5,061	8,169
Total liabilities	2,239,998	2,270,465
Stockholders' equity :
Common stock	1,455	1,452
Additional paid in capital	3,675,562	3,673,128
Cumulative distributions in excess of earnings	(1,603,119)	(1,580,863)
Other comprehensive income	4,547	2,104
Piedmont stockholders' equity	2,078,445	2,095,821
Non-controlling interest	1,869	1,882
Total stockholders' equity	2,080,314	2,097,703
Total liabilities and stockholders' equity	$4,320,312	$4,368,168

Number of shares of common stock outstanding as of end of period	145,490	145,235

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2017	6/30/2016	6/30/2017	6/30/2016
Revenues:
Rental income	$124,248	$111,767	$247,698	$226,505
Tenant reimbursements	24,044	23,086	48,544	45,837
Property management fee revenue	387	454	900	977
Total revenues	148,679	135,307	297,142	273,319
Expenses:
Property operating costs	55,779	52,292	111,163	106,571
Depreciation	30,059	31,556	60,827	63,338
Amortization	19,314	17,402	39,729	35,208
Impairment loss on real estate assets	—	10,950	—	10,950
General and administrative	8,036	8,316	16,632	16,089
Total operating expenses	113,188	120,516	228,351	232,156
Real estate operating income	35,491	14,791	68,791	41,163
Other income (expense):
Interest expense	(18,421)	(16,413)	(36,478)	(32,798)
Other income/(expense)	38	(41)	(62)	253
Equity in income of unconsolidated joint ventures	107	110	118	225
Total other expense	(18,276)	(16,344)	(36,422)	(32,320)
Income/(loss) from continuing operations	17,215	(1,553)	32,369	8,843
Discontinued operations:
Operating loss	—	(1)	—	(1)
Loss from discontinued operations	—	(1)	—	(1)
Gain on sale of real estate assets	6,492	73,835	6,439	73,815
Net income	23,707	72,281	38,808	82,657
Less: Net loss/(income) applicable to noncontrolling interest	3	(3)	6	(7)
Net income applicable to Piedmont	$23,710	$72,278	$38,814	$82,650
Weighted average common shares outstanding - diluted*	145,813	145,699	145,780	145,765
Per Share Information -- diluted:
Net income applicable to common stockholders	$0.16	$0.50	$0.27	$0.57

*Number of shares of common stock outstanding as of end of period	145,490	145,230	145,490	145,230

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2017	6/30/2016	6/30/2017	6/30/2016
GAAP net income applicable to common stock	$23,710	$72,278	$38,814	$82,650
Depreciation of real estate assets(1) (2)	29,932	31,442	60,561	63,081
Amortization of lease-related costs(1)	19,315	17,418	39,721	35,240
Impairment loss on real estate assets	—	10,950	—	10,950
Gain on sale of real estate assets (1)	(6,492)	(73,835)	(6,439)	(73,815)
NAREIT Funds From Operations applicable to common stock*	66,465	58,253	132,657	118,106
Acquisition costs	—	5	6	17
Core Funds From Operations applicable to common stock*	66,465	58,258	132,663	118,123
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on Unsecured Senior Notes	628	643	1,258	1,290
Depreciation of non real estate assets	184	175	379	379
Straight-line effects of lease revenue (1)	(6,634)	(3,127)	(12,337)	(10,975)
Stock-based and other non-cash compensation	911	1,477	2,952	3,405
Net effect of amortization of below-market in-place lease intangibles (1)	(1,611)	(1,290)	(3,170)	(2,528)
Acquisition costs	—	(5)	(6)	(17)
Non-incremental capital expenditures (3)	(9,073)	(6,455)	(16,745)	(16,451)
Adjusted funds from operations applicable to common stock*	$50,870	$49,676	$104,994	$93,226
Weighted average common shares outstanding - diluted**	145,813	145,699	145,780	145,765
Funds from operations per share (diluted)	$0.46	$0.40	$0.91	$0.81
Core funds from operations per share (diluted)	$0.46	$0.40	$0.91	$0.81

**Number of shares of common stock outstanding as of end of period	145,490	145,230	145,490	145,230

(1) Includes adjustments for consolidated properties and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	6/30/2017	6/30/2016	6/30/2017	6/30/2016

GAAP net income applicable to common stock	$23,710	$72,278	$23,710	$72,278
Net (income)/loss applicable to noncontrolling interest	(3)	3	(3)	3
Interest expense	18,421	16,413	18,421	16,413
Depreciation (1)	30,116	31,617	30,116	31,617
Amortization (1)	19,315	17,418	19,315	17,418
Acquisition costs	—	5	—	5
Impairment loss on real estate assets	—	10,950	—	10,950
Recoveries from casualty events	(26)	—	(26)	—
Gain on sale of real estate assets (1)	(6,492)	(73,835)	(6,492)	(73,835)
Core EBITDA*	85,041	74,849	85,041	74,849
General & administrative expenses (1)	8,059	8,351	8,059	8,351
Management fee revenue	(168)	(224)	(168)	(224)
Other income (1)	(12)	543	(12)	543
Straight line effects of lease revenue (1)	(6,634)	(3,127)
Amortization of lease-related intangibles (1)	(1,611)	(1,290)
Property NOI*	84,675	79,102	92,920	83,519
Net operating income from:
Acquisitions	(3,317)	—	(7,061)	—
Dispositions	(128)	(4,412)	(81)	(4,528)
Other investments (2)	384	52	(657)	(118)
Same Store NOI *	$81,614	$74,742	$85,121	$78,873
Change period over period in Same Store NOI	9.2%	N/A	7.9%	N/A

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Six Months Ended		Six Months Ended
	6/30/2017	6/30/2016	6/30/2017	6/30/2016

GAAP net income applicable to common stock	$38,814	$82,650	$38,814	$82,650
Net (income)/loss applicable to noncontrolling interest	(6)	7	(6)	7
Interest expense	36,478	32,798	36,478	32,798
Depreciation (1)	60,940	63,460	60,940	63,460
Amortization (1)	39,721	35,240	39,721	35,240
Acquisition costs	6	17	6	17
Impairment loss on real estate assets	—	10,950	—	10,950
Loss from casualty events	32	—	32	—
Gain on sale of real estate assets (1)	(6,439)	(73,815)	(6,439)	(73,815)
Core EBITDA*	169,546	151,307	169,546	151,307
General & administrative expenses (1)	16,660	16,128	16,660	16,128
Management fee revenue	(484)	(515)	(484)	(515)
Other income (1)	25	236	25	236
Straight line effects of lease revenue (1)	(12,337)	(10,975)	—	—
Amortization of lease-related intangibles (1)	(3,170)	(2,528)	—	—
Property NOI*	170,240	153,653	185,747	167,156
Net operating income from:
Acquisitions	(8,084)	—	(14,115)	—
Dispositions	(764)	(10,052)	(662)	(10,660)
Other investments(2)	664	(19)	(1,043)	(212)
Same Store NOI *	$162,056	$143,582	$169,927	$156,284
Change period over period in Same Store NOI	12.9%	N/A	8.7%	N/A

(1) Includes amounts attributable to consolidated properties and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)Other investments consist of our investments in unconsolidated joint ventures, active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from 3100 Clarendon Boulevard in Arlington, Virginia, Enclave Place in Houston, Texas, and 500 TownPark in Lake Mary, Florida, are included in this line item.

*Definitions:

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: i) they were owned, ii) they were not under development / redevelopment, and iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to unconsolidated joint venture and land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.